                                                                              Exhibit 10.3

May 23, 2007

Mr. Michael D. Brown
16413 Old Timber Road
Abingdon, VA  24210

Dear Mike:

As a follow-up to our discussion, it is my understanding that you wish to end your employment with Alpha Natural Resources Services, LLC (“Alpha”), and enter into a new consulting relationship with Alpha.  This letter sets forth our agreement regarding the termination of your employment, and your future consulting relationship with Alpha and its affiliates.

1.	As of May 27, 2007 (the “Effective Date”), your employment with Alpha will voluntarily end.

2.
Alpha will pay you for all wages due for services rendered through the Effective Date as an Alpha employee, in accordance with normal pay practices, less all federal and state tax or other required withholdings.  Per Alpha's policy and practice, your final paycheck as an Alpha employee will include payment for all accrued, unused vacation time, if any.

3.
You have the opportunity to purchase (at your expense) continued health benefits coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended, 29 U.S.C. §§ 1161 et seq. beginning on the Effective Date.

4.	As of the Effective Date, all health and benefit programs in which you participate as an employee of Alpha will cease.

5.
As of the Effective Date, your participation in the Alpha Natural Resources, Inc. (“ANR”) Annual Incentive Bonus Plan for calendar year 2007 and in the ANR Key Employee Separation Plan shall be terminated and, you shall not be entitled to any payments and benefits under those plans.

6.	Pursuant to the terms and conditions of ANR's Deferred Compensation Plan, any contributions made by Alpha or its affiliates into your Supplemental Retirement Plan account under the plan are forfeited.

7.
Pursuant to the terms of the restricted stock and performance share award agreements under the ANR 2005 Long-Term Incentive Plan, the performance share awards and any unvested portions of the restricted stock awards granted thereunder shall be automatically cancelled and forfeited as of the Effective Date.  However, any stock that vested under any restricted stock awards prior to the Effective Date shall remain outstanding and owned by you.

8.
Pursuant to the Alpha Coal Management, LLC Grantee Unit Option Agreement and the ANR Grantee Stock Option Agreement, vesting of the options to purchase ANR's common stock granted thereunder shall cease on the Effective Date and the unvested portion of such options shall be cancelled and forfeited by you as of the Effective Date.  From the Effective Date until December 31, 2008, you may exercise the vested portion of such options (subject to compliance with law and the policies of ANR, Alpha and their respective affiliates), and thereafter the vested portion of such options shall expire and your ability to exercise them shall terminate.

9.	As a consultant, you will be paid $1,200.00 for each day worked for Alpha and we will mutually agree on a schedule that will work around your availability.

10.	As you did while an employee of Alpha, you will continue to treat all information obtained during and through your consultancy with Alpha in the same confidential manner.

11.
During the term of your consultancy with Alpha, you agree to release, indemnify, defend, and hold Alpha, its employees, officers, directors, and agents harmless from and against any and all suits, claims, demands, costs, loss and expense, including attorneys’ fees and other legal expenses, by reason of liability imposed or claimed to be imposed by law, or otherwise, upon Alpha for: (i) damages due to bodily injuries, death, or damage to property (including such damages suffered by you) arising out of or in consequence of the performance of services hereunder, unless such bodily injuries, death, or damage to property arise, or are claimed to arise, out of the negligence or tortious act or omission of Alpha.

I apologize for the formality of this correspondence.  On behalf of all of us here at Alpha, we appreciate your distinctive service and dedication to Alpha since you joined the company. We’ve certainly come a long ways in that time and we appreciate your contributions along the way.  We certainly wish you were going to remain a part of what is shaping up to be an exciting future but we respect your desire to spend more time with your family.  Your commitment to and advocacy of the Running Right philosophy has been exemplary and will continue to be a  cornerstone of how we conduct our business.

If you are in agreement with the foregoing, please acknowledge your agreement by signing below and return this letter to me.

Sincerely,

Alpha Natural Resources Services, LLC

/s/ Kevin S. Crutchfield

Kevin S. Crutchfield
Executive Vice President

Acknowledged and Agreed:

/s/ Michael D. Brown
Michael D. Brown

Date:  May 25, 2007